Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS SOFTER FOURTH QUARTER SALES FOR FISCAL 2006

MILWAUKEE, WI July 18, 2006/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2006 fourth quarter consolidated net sales are softer than anticipated.

Fourth quarter net sales for the Engine Segment were approximately 18% lower than projected on lower than forecasted unit volume of approximately 23%.  The decrease in units in the fiscal fourth quarter resulted in fiscal 2006 engine shipments that were approximately 8% lower than fiscal 2005.  This decrease between years is due to lower shipments of engines to lawn and garden equipment manufacturers and is consistent with current industry forecasts that indicate the shipments of mowing equipment by original equipment manufacturers will be down 7-8% for the 2006 season.  The forecasted decline is being attributed to early spring weather patterns compounded by consumers pulling back from discretionary purchases due to higher interest rates, increased gasoline prices, and retailer inventory management programs to address these issues.

In the Power Products Segment, fourth quarter net sales were also lower than projected by approximately 18%.  This was the result of lower than projected unit volumes for lawn and garden equipment and pressure washer product.  We believe that the decreases are a result of the consumer pull back discussed above.  Generator product shipments were in line with our forecast.

The decrease in projected fourth quarter sales of approximately $125 million and the reduction in production activity in both Segments to offset the sales declines and reduce inventory buildup, impacts our outlook on consolidated net income for the full 2006 fiscal year.  We now anticipate that fiscal 2006 net income will be in the range of $100 to $103 million, or $1.94 to $1.99 per diluted share.

Briggs & Stratton expects to release its fiscal 2006 fourth quarter results on August 10, 2006 before the market opens.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; our customer’s ability to successfully obtain financing; the actions of customers of our OEM customers; actions by potential acquirers of certain OEMs; the ability to successfully realize the maximum market value of acquired assets; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.